Exhibit 3.5

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “NEWLINK GENETICS CORPORATION”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF SEPTEMBER, A.D. 2011, AT 7:42 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

3051879 8100	/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State
111011717	AUTHENTICATION: 9035019

You may verify this certificate online at corp.delaware.gov/authver.shtml
DATE: 09-16-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:08 PM 09/15/2011
FILED 07:42 PM 09/15/2011
SRV 111011717 - 3051879 FILE

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

NEWLINK GENETICS CORPORATION

Charles J. Link, Jr. hereby certifies that:

ONE:              The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was June 4, 1999.

TWO:            He is the duly elected and acting Chief Executive Officer of NewLink Genetics Corporation, a Delaware corporation.

THREE:  The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending its Restated Certificate of Incorporation as follows:

Article IV, second Section L.4(c)(vii) is amended and restated to read as follows:

“(viii)      The Conversion Price for the Series E Stock shall initially be Six Dollars and Twenty-Five Cents ($6.25) (the “Series E Conversion Price”).  Such Series E Conversion Price will be adjusted from time to time in accordance with this Section 4.  All references to Series E Conversion Price herein shall mean the Series E Conversion Price as so adjusted.  If the Company closes a Qualified Public Offering (as defined below) on or before December 31, 2011, the Conversion Price of the Series E Stock will automatically be adjusted immediately prior to, but contingent upon, the closing of the Qualified Public Offering to a price that is equal to the product of (A) the price at which shares of the Company’s Common Stock are sold to the public in such Qualified Public Offering and (B) 0.85 (as adjusted appropriately to reflect any adjustments to the Series E Conversion Price occurring prior to any such adjustment occurring in connection with a Qualified Public Offering).”

FOUR:   Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval in accordance with the provisions of Sections 228 and 242 of the DGCL.  Accordingly, said proposed amendment has been adopted in accordance with Sections 228 and 242 of the DGCL.

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IN WITNESS WHEREOF, NewLink Genetics Corporation, Inc. has caused this CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION to be signed by its Chief Executive Officer this 15th day of September, 2011.

NEWLINK GENETICS CORPORATION

By:	/s/ Charles J. Link, Jr.
Charles J. Link, Jr.
Chief Executive Officer